EXHIBIT 99.1

Capstone Therapeutics Announces Existing Shareholder Decision Not to Extend Exclusive due Diligence Period

TEMPE, Ariz., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Capstone Therapeutics Corp. (OTCQB:CAPS) (“the Company”) and LipimetiX Development, Inc., the Company’s 60% owned joint venture (“JV”) announced today that the Lenders, as defined in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated December 15, 2015,  informed the Company that the Lenders would not exercise their option to extend the exclusive due diligence period through March 31, 2016 by loaning Capstone a second $1 million, under the terms of the previously-reported Securities Purchase Agreement. The Company believes that this decision by the Lenders is principally due to current developments in the financial markets and is not due to the outcome of the Lenders evaluation of the JV's AEM-28-14 development program.

The Company will hold an operating update conference call on Thursday, February 11, 2016 at 4:30 pm EST. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company’s website, www.capstonethx.com.  A replay will be available beginning February 11, 2016, at 7:30 pm EST until midnight February 13, 2016, and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 45345417.

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body.  Apo E is essential for the normal metabolism of cholesterol and triglycerides.  After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream.  Apo E targets cholesterol and triglyceride rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood. Elevated plasma cholesterol and triglycerides are independent risk factors for atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries.  Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke.   Defective lipid metabolism also plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.

The University of Alabama at Birmingham (“UAB”) scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically.  One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver.  In 2010, our JV’s founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation (“UABRF”).  The JV has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

Subject to continued favorable study results and funding availability, the JV may pursue regulatory approval of AEM-28-14 as treatment for Homozygous Familial Hypercholesterolemia, Acute Hypertriglyceridemic Pancreatitis and other orphan indications in hyperlipidemia.  The JV may, in the future, possibly explore additional indications for its family of Apo E mimetic peptides including Acute Coronary Syndrome, Peripheral Artery Disease and other vascular diseases associated with Type 2 Diabetes and Metabolic Syndrome.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of Chimeric Apo E Mimetic Peptides through the LipimetiX Development, Inc. joint venture and currently owns 60% of the joint venture.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.  For more information on LipimetiX Development, please visit the JV’s website: www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.  These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2014, and other documents we file with the U.S. Securities and Exchange Commission.

Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

FOR FURTHER INFORMATION:
Investor Relations
(602) 286-5250
investorinquiries@capstonethx.com